Calculation of Filing Fee Tables

Form S-8
(Form Type)

Zapp Electric Vehicles Group Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offer Price	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares	457(c)	1,500,000	$0.7997	(3)	$1,199,550	$153.10 per million	$184
	Total Offering Amounts						$1,199,550		$184
	Total Fees Previously Paid								-
	Total Fee Offsets								$-
	Net Fee Due								184

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional Ordinary Shares as may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.
(3)

Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the Ordinary Shares as reported on Nasdaq on March 10, 2025.